UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 1, 2009

AXESSTEL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210

San Diego, California 92121

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer Listing.

As previously reported in a current report on Form 8-K we filed on March 11, 2008, on March 5, 2008, we received a notice from the American Stock Exchange (now known as the NYSE Amex LLC and referred to in this report as the “Exchange”) notifying us that its listing qualifications department determined that our company was not in compliance with Section 1003(a)(i) and Section 1003(a)(ii) of the Amex Company Guide (now known as the NYSE Amex LLC Company Guide).

We were given the opportunity to submit a plan to the Exchange describing the actions that we have taken, and intend to take, in order to regain compliance with the listing standards before September 7, 2009. We submitted such a plan of compliance on April 7, 2008, which the Exchange accepted on May 5, 2008. Even though our plan of compliance was accepted, we remained subject to periodic review to determine if we are making progress consistent with our plan of compliance.

Our results of operation for the period ended March 29, 2009 were substantially below the target contained in our plan of compliance. On July 1, 2009, we received a notice from the Exchange notifying us that it intends to de-list our common stock from the Exchange because, in the view of the Exchange, we have not made progress consistent with our plan of compliance.

We have a limited right to appeal the basis for the delisting determination by requesting a hearing with an Exchange listing qualifications panel. We have decided not to appeal the staff’s determination.

If our common stock is delisted from the Exchange, we will apply to have our common stock quoted for trading on the Over-the-Counter Bulletin Board. Stocks traded on the Over-the-Counter Bulletin Board may experience more limited trading volume and exhibit wider spreads between the bid/ask quotation. In addition, our common stock would become subject to the “penny stock” rules, which impose additional customer suitability and disclosure requirements on broker-dealers effecting transactions in common stock. These requirements could adversely affect the market price and liquidity of our common stock.

We issued a press release that discloses receipt of the Exchange notice discussed above and the fact that we are not in compliance with certain listing standards. A copy of that press release is attached as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1     Press release dated July 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 8, 2009	AXESSTEL, INC.

	By:	/s/ Patrick Gray
Patrick Gray
Chief Financial Officer